Exhibit 99.1

TransDigm Group Reports Fiscal 2025 Fourth Quarter and Year-End Results

Cleveland, Ohio, November 12, 2025/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fourth quarter ended September 30, 2025.
Fourth quarter highlights include:
•Net sales of $2,437 million, up 12% from $2,185 million in the prior year's quarter;
•Net income of $609 million, up 30% from the prior year's quarter;
•Earnings per share of $7.75, up 34% from the prior year's quarter;
•EBITDA As Defined of $1,320 million, up 15% from $1,149 million in the prior year's quarter;
•EBITDA As Defined margin of 54.2%, up 1.6% from the prior year's quarter margin of 52.6%; and
•Adjusted earnings per share of $10.82, up 10% from $9.83 in the prior year's quarter.
Fiscal 2025 highlights include:
•Net sales of $8,831 million, up 11% from $7,940 million in the prior fiscal year;
•Net income of $2,074 million, up 21% from the prior fiscal year;
•Earnings per share of $32.08, up 25% from the prior fiscal year;
•EBITDA As Defined of $4,760 million, up 14% from $4,173 million in the prior fiscal year;
•EBITDA As Defined margin of 53.9%, up 1.3% from the prior fiscal year margin of 52.6%; and
•Adjusted earnings per share of $37.33, up 10% from $33.99 in the prior fiscal year.
Quarter-to-Date Results
Net sales for the quarter increased 11.5%, or $252 million, to $2,437 million from $2,185 million in the comparable quarter a year ago. Organic sales growth as a percentage of net sales was 10.8%.
Net income for the quarter increased $141 million, or 30.1%, to $609 million from $468 million in the comparable quarter a year ago. The increase in net income primarily reflects the increase in net sales described above, the application of our value-driven operating strategy and lower non-cash stock and deferred compensation expense. The increase was partially offset by higher interest expense.
GAAP earnings per share were reduced in the quarter by $2.75 per share as a result of dividend equivalent payments made during the quarter related to the $90.00 per share dividend declared on August 20, 2025 and paid on September 12, 2025. In the comparable prior year quarter, GAAP earnings per share were reduced by $2.27 per share as a result of dividend equivalent payments accrued in the fourth quarter of fiscal 2024 related to the $75.00 per share dividend declared on September 19, 2024 and paid on October 18, 2024.
Adjusted net income for the quarter increased 10.4% to $629 million, or $10.82 per share, from $570 million, or $9.83 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 21.9% to $1,269 million from $1,041 million for the comparable quarter a year ago. EBITDA As Defined for the quarter increased 14.9% to $1,320 million compared with $1,149 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 54.2% compared with 52.6% in the comparable quarter a year ago.
Special Dividend Activity
During the quarter, on August 20, 2025, concurrently with the $5.0 billion issuance of new debt (described below), TransDigm's Board of Directors authorized and declared a special cash dividend of $90.00 on each outstanding share of common stock and cash dividend equivalent payments on eligible vested options outstanding under its stock option plans. Total cash payments, funded by the combination of the $5.0 billion new debt and existing cash on hand, related to the special dividend and dividend equivalents were approximately $5.2 billion. These payments were made on September 12, 2025.
Acquisition Activity Subsequent to the Quarter
Subsequent to the quarter, and as previously announced on October 6, 2025, TransDigm completed the acquisition of Simmonds Precision Products from RTX Corporation. Simmonds Precision Products is a leading global designer and manufacturer of fuel & proximity sensing and structural health monitoring solutions for the aerospace and defense end markets.
Share Repurchase Activity
During fiscal 2025, TransDigm repurchased approximately 400 thousand shares of its common stock at an average price per share of $1,247 for a total amount of approximately $0.5 billion.
Subsequent to the quarter-end, in October 2025, TransDigm repurchased approximately 80 thousand shares of common stock at an average price of $1,250 per share for a total amount of approximately $0.1 billion.
Financing Activity
During the quarter, on August 19, 2025, TransDigm completed the issuance of $5.0 billion in new debt. The new debt issued included $0.5 billion in 6.25% Senior Secured Notes maturing January 2034, $2.0 billion in 6.75% Senior Subordinated Notes maturing January 2034, and $2.5 billion in Tranche M term loans maturing August 2032. The Tranche M term loans bear interest at Term Secured Overnight Financing Rate ("SOFR") plus 2.50%.
On September 17, 2025, TransDigm repriced all of its approximately $1.7 billion in existing Tranche K term loans, reducing from Term SOFR plus 2.75% to Term SOFR plus 2.25%. Additionally, TransDigm amended and extended approximately $1.9 billion in existing Tranche I term loans into the Tranche K term loans maturing March 2030.
Year-to-Date Results
Fiscal 2025 net sales increased 11.2%, or $891 million, to $8,831 million from $7,940 million in fiscal 2024. Organic sales growth as a percentage of net sales for fiscal 2025 was 7.7%.

Fiscal 2025 net income increased $359 million, or 20.9%, to $2,074 million from $1,715 million in fiscal 2024. The increase in net income primarily reflects the increase in net sales described above, the application of our value-driven operating strategy, and lower non-cash stock and deferred compensation expense, one-time refinancing costs and acquisition transaction-related expenses. The increase was partially offset by higher interest expense and income tax expense.
GAAP earnings per share were reduced in fiscal 2025 and 2024 by $3.58 per share and $4.02 per share, respectively, as a result of dividend equivalent payments made during each year. As a reminder, GAAP earnings per share are reduced when TransDigm makes dividend equivalent payments pursuant to its stock option plans. These dividend equivalent payments are made during TransDigm's first fiscal quarter each year and also upon payment of any special dividends.
Fiscal 2025 adjusted net income increased 10.4% to $2,171 million, or $37.33 per share, from $1,966 million, or $33.99 per share, in fiscal 2024.
Fiscal 2025 EBITDA increased 19.8% to $4,568 million from $3,813 million in fiscal 2024. EBITDA As Defined for fiscal 2025 increased 14.1% to $4,760 million compared with $4,173 million in fiscal 2024. EBITDA As Defined as a percentage of net sales for fiscal 2025 was 53.9% compared with 52.6% in fiscal 2024.
"We are pleased with our team's performance and operating results for both the fourth quarter and full fiscal year. Our strong fourth quarter finish resulted in surpassing the high end of our most recently issued fiscal 2025 revenue and EBITDA As Defined guidance," stated Mike Lisman, TransDigm Group's President and Chief Executive Officer. "In the fourth quarter, our commercial aftermarket performed well and our defense market remained robust, with each of these markets growing in the double digits on a percentage basis. Additionally, our commercial OEM market revenue increased in the high single digits as we supported higher build rates at the OEMs. Our EBITDA As Defined margin for the quarter was 54.2%, up approximately 160 basis points from the comparable prior year period. This exceptional margin performance was a result of the team’s continued execution on our value drivers and effective management of our cost structure.
Fiscal 2025 was another good year for TransDigm. In fiscal 2025 and continuing into October, we deployed approximately $6.7 billion of capital, as we acquired two proprietary aerospace businesses for approximately $0.9 billion and returned $5.8 billion of capital to our shareholders in the forms of a $5.2 billion dividend and $0.6 billion of share repurchases. As we look ahead to fiscal 2026, we have significant liquidity and financial flexibility to address any likely range of capital requirements and remain highly focused on our capital allocation.
As always, we remain committed to our operating strategy and the TransDigm value drivers. We look forward to the opportunity to continue creating value for our shareholders in fiscal 2026."
Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined; and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2026 Outlook
Mr. Lisman stated, “We are issuing full year fiscal 2026 guidance today, which reflects our current expectations for the year. We are well-positioned for continued growth as we head into our fiscal 2026. Across our end markets, we expect the commercial OEM market to see the highest rate of growth as we support increasing build rates at the OEMs. Additionally, we expect continued growth in our commercial aftermarket and defense end markets, where the overall trends remain quite positive."
TransDigm expects fiscal 2026 financial guidance to be as follows:
•Net sales are anticipated to be in the range of $9,750 million to $9,950 million compared with $8,831 million in fiscal 2025, an increase of 11.5% at the midpoint;
•Net income is anticipated to be in the range of $1,906 million to $2,026 million compared with $2,074 million in fiscal 2025, a decrease of 5.2% at the midpoint (primarily due to additional interest expense relating to the financing activities completed during the fourth quarter of fiscal 2025);
•Earnings per share is expected to be in the range of $31.55 to $33.59 per share based upon weighted average shares outstanding of 58.5 million shares, compared with $32.08 per share in fiscal 2025, which is an increase of 1.5% at the midpoint;
•EBITDA As Defined is anticipated to be in the range of $5,075 million to $5,225 million compared with $4,760 million in fiscal 2025, an increase of 8.2% at the midpoint (corresponding to an EBITDA As Defined margin guide of approximately 52.3% for fiscal 2026);
•Adjusted earnings per share is expected to be in the range of $36.49 to $38.53 per share compared with $37.33 per share in fiscal 2025, an increase of 0.5% at the midpoint compared to prior year; and
•Fiscal 2026 outlook is based on the following market growth assumptions:
◦Commercial OEM revenue growth in the high single-digit to mid-teens percentage range;
◦Commercial aftermarket revenue growth in the high single-digit percentage range; and
◦Defense revenue growth in the mid single-digit to high single-digit percentage range.
Please see the attached Table 6 for a reconciliation of EBITDA, EBITDA As Defined to net income and reported earnings per share to adjusted earnings per share guidance midpoint estimated for the fiscal year ending September 30, 2026.
Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on November 12, 2025, beginning at 11:00 a.m., Eastern Time. To join the call telephonically, please register for the call at https://register-conf.media-server.com/register/BI02e315da618e412296091ca55a584b51. Once registered, participants will receive the dial-in information and a unique pin to access the call. The dial-in information and unique pin will be sent to the email used to register for the call. The unique pin is exclusive to the registrant and can only be used by one person at a time. A live audio webcast of the call can also be accessed online at https://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”

The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time.

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems, specialized flight, wind tunnel and jet engine testing services and equipment, electronic components used in the generation, amplification, transmission and reception of microwave signals, and complex testing and instrumentation solutions.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items recorded as corporate expenses, including non-cash compensation charges incurred in connection with TransDigm Group's stock option or deferred compensation plans, foreign currency gains and losses, acquisition-integration costs, acquisition transaction-related expenses, and refinancing costs. Acquisition transaction and integration-related expenses represent costs incurred to integrate acquired businesses into our operations; facility relocation costs and other acquisition-related costs; transaction and valuation-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses; and amortization expense of inventory step-up recorded in connection with the purchase accounting of acquired businesses. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, non-cash compensation charges incurred in connection with TransDigm Group's stock option or deferred compensation plans, foreign currency gains and losses, acquisition-integration costs, acquisition transaction-related expenses, and refinancing costs. EBITDA As Defined margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total outstanding shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined, adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under U.S. GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with U.S. GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2026 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties that could cause TransDigm Group’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; supply chain constraints; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; failure to complete or successfully integrate acquisitions; our indebtedness; current and future geopolitical or other worldwide events, including, without limitation, wars or conflicts and public health crises; cybersecurity threats; risks related to the transition or physical impacts of climate change and other natural disasters or meeting regulatory requirements; our reliance on certain customers; the United States (“U.S.”) defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; risks related to changes in laws and regulations, including increases in compliance costs and potential changes in trade policies and tariffs; potential environmental liabilities; liabilities arising in connection with litigation; risks and costs associated with our international sales and operations; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s most recent Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 1
SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
NET SALES	$2,437	$2,185	$8,831	$7,940
COST OF SALES	967	927	3,520	3,268
GROSS PROFIT	1,470	1,258	5,311	4,672
SELLING AND ADMINISTRATIVE EXPENSES	256	264	945	980
AMORTIZATION OF INTANGIBLE ASSETS	53	51	201	161
INCOME FROM OPERATIONS	1,161	943	4,165	3,531
INTEREST EXPENSE—NET	420	343	1,572	1,286
REFINANCING COSTS	3	(1)	11	58
OTHER INCOME	(14)	(4)	(47)	(28)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	752	605	2,629	2,215
INCOME TAX PROVISION	143	137	555	500
NET INCOME	609	468	2,074	1,715
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	—	—	(1)
NET INCOME ATTRIBUTABLE TO TD GROUP	$610	$468	$2,074	$1,714
NET INCOME APPLICABLE TO TD GROUP COMMON STOCKHOLDERS	$451	$336	$1,866	$1,481

Earnings per share attributable to TD Group common stockholders:
Earnings per share—Basic and diluted	$7.75	$5.80	$32.08	$25.62
Cash dividends declared per common share	$90.00	$75.00	$90.00	$110.00

Weighted-average shares outstanding:
Basic and diluted	58.1	58.0	58.2	57.8

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
EBITDA, EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 2
SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net Income	$609	$468	$2,074	$1,715
Adjustments:
Depreciation and amortization expense	97	93	367	312
Interest expense-net	420	343	1,572	1,286
Income tax provision	143	137	555	500
EBITDA	1,269	$1,041	4,568	3,813
Adjustments:
Acquisition transaction and integration-related expenses (1)	10	28	42	70
Non-cash stock and deferred compensation expense (2)	33	59	157	217
Refinancing costs (3)	3	(1)	11	58
Other, net (4)	5	22	(18)	15
Gross Adjustments to EBITDA	51	108	192	360
EBITDA As Defined	$1,320	$1,149	$4,760	$4,173
EBITDA As Defined Margin (5)	54.2%	52.6%	53.9%	52.6%

(1)
Represents costs incurred to integrate acquired businesses into our operations; facility relocation costs and other acquisition-related costs; transaction and valuation-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses; and amortization expense of inventory step-up recorded in connection with the purchase accounting of acquired businesses.

(2)	Represents the compensation expense recognized under our stock option plans and deferred compensation plans.

(3)	Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(4)
Primarily represents foreign currency transaction gains or losses, payroll withholding taxes related to dividend equivalent payments and stock option exercises, non-service related pension costs, deferred compensation payments and other miscellaneous income or expense, such as gain on sale of business.

(5)	The EBITDA As Defined Margin represents the amount of EBITDA As Defined as a percentage of net sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF REPORTED
EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 3
SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Reported Earnings Per Share
Net income	$609	$468	$2,074	$1,715
Less: Net loss (income) attributable to noncontrolling interests	1	—	—	(1)
Net income attributable to TD Group	610	468	2,074	1,714
Less: Dividends declared or paid on participating securities	(159)	(132)	(208)	(233)
Net income applicable to TD Group common stockholders—basic and diluted	$451	$336	$1,866	$1,481
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	56.3	56.2	56.3	55.8
Vested options deemed participating securities	1.8	1.8	1.9	2.0
Total shares for basic and diluted earnings per share	58.1	58.0	58.2	57.8
Earnings per share—basic and diluted	$7.75	$5.80	$32.08	$25.62
Adjusted Earnings Per Share
Net income	$609	$468	$2,074	$1,715
Gross Adjustments to EBITDA	51	108	192	360
Purchase Accounting Backlog Amortization	7	8	21	13
Tax adjustment (1)	(38)	(14)	(116)	(122)
Adjusted net income	$629	$570	$2,171	$1,966
Adjusted diluted earnings per share under the two-class method	$10.82	$9.83	$37.33	$33.99
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share from net income attributable to TD Group	$7.75	$5.80	$32.08	$25.62
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	2.75	2.27	3.58	4.02
Acquisition transaction and integration-related expenses	0.24	0.49	0.83	1.10
Non-cash stock and deferred compensation expense	0.44	0.81	2.06	2.85
Refinancing costs	0.04	(0.01)	0.14	0.76
Tax adjustment on income from continuing operations before taxes (1)	(0.42)	0.18	(1.10)	(0.56)
Other, net	0.02	0.29	(0.26)	0.20
Adjusted earnings per share	$10.82	$9.83	$37.33	$33.99

(1)
For the thirteen week periods and fiscal years ended September 30, 2025 and 2024, the Tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate, as well as the impact on the effective tax rate when excluding the excess tax benefits on stock option exercises. Stock compensation expense is excluded from adjusted net income and therefore we have excluded the impact that the excess tax benefits on stock option exercises have on the effective tax rate for determining adjusted net income.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH
PROVIDED BY OPERATING ACTIVITIES TO EBITDA, EBITDA AS DEFINED
FOR THE FISCAL YEARS ENDED		Table 4
SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024
(Amounts in millions)
(Unaudited)
	Fiscal Year Ended
	September 30, 2025	September 30, 2024
Net cash provided by operating activities	$2,038	$2,045
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions and sales of businesses	558	302
Interest expense-net (1)	1,534	1,246
Income tax provision-current	565	490
Amortization of inventory step-up	(10)	(21)
Loss contract amortization	51	35
Refinancing costs (2)	(11)	(58)
Gain on sale of businesses, net	10	11
Non-cash stock and deferred compensation expense (3)	(157)	(217)
Foreign currency exchange losses	(10)	(20)
EBITDA	4,568	3,813
Adjustments:
Acquisition transaction and integration-related expenses (4)	42	70
Non-cash stock and deferred compensation expense (3)	157	217
Refinancing costs (2)	11	58
Other, net (5)	(18)	15
EBITDA As Defined	$4,760	$4,173

(1)	Represents interest expense, net of interest income, excluding the amortization of debt issuance costs and discount on debt.

(2)	Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(3)	Represents the compensation expense recognized under our stock option plans and deferred compensation plans.

(4)
Represents costs incurred to integrate acquired businesses into our operations; facility relocation costs and other acquisition-related costs; transaction and valuation-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses; and amortization expense of inventory step-up recorded in connection with the purchase accounting of acquired businesses.

(5)
Primarily represents foreign currency transaction gains or losses, payroll withholding taxes related to dividend equivalent payments and stock option exercises, non-service related pension costs, deferred compensation payments and other miscellaneous income or expense, such as gain on sale of business.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in millions)
(Unaudited)
	September 30, 2025	September 30, 2024
Cash and cash equivalents	$2,808	$6,261
Trade accounts receivable—Net	1,617	1,381
Inventories—Net	2,095	1,876
Current portion of long-term debt	124	98
Short-term borrowings—trade receivable securitization facility	724	486
Accounts payable	368	323
Dividends payable	—	4,216
Accrued and other current liabilities	966	1,216
Long-term debt	29,167	24,296
Total TD Group stockholders’ deficit	(9,686)	(6,290)

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME AND REPORTED EARNINGS PER
SHARE TO ADJUSTED EARNINGS PER SHARE GUIDANCE MIDPOINT
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2026	Table 6
(Amounts in millions, except per share amounts)
(Unaudited)
GUIDANCE MIDPOINT
Fiscal Year Ended September 30, 2026
Net Income	$1,966
Adjustments:
Depreciation and amortization expense	415
Interest expense-net	1,900
Income tax provision	604
EBITDA	4,885
Adjustments:
Acquisition transaction and integration-related expenses (1)	35
Non-cash stock and deferred compensation expense (1)	215
Other, net (1)	15
Gross Adjustments to EBITDA	265
EBITDA As Defined	$5,150
EBITDA As Defined Margin (1)	52.3%

Earnings per share	$32.57
Adjustments to earnings per share:
Inclusion of the dividend equivalent payments	1.03
Acquisition transaction and integration-related expenses	0.92
Non-cash stock and deferred compensation expense	2.79
Other, net	0.20
Adjusted earnings per share	$37.51

Weighted-average shares outstanding	58.5

(1)	Refer to Table 2 above for definitions of Non-GAAP measurement adjustments.